Exhibit 99.1

INVO Fertility Announces 2024 Financial Results with 116% Annual Revenue Growth and Further Improvements in Adjusted EBITDA

SARASOTA, Fla., April 30, 2025 — INVO Fertility, Inc. (Nasdaq: IVF) (“INVO Fertility” or the “Company”), a healthcare services fertility company focused on expanding access to advanced treatment through the establishment, acquisition and operation of fertility clinics, today announced fourth quarter and full year 2024 financial results.

Q4 2024 Financial Highlights (all metrics compared to Q4 2023 unless otherwise noted)

●	Revenue was $1,685,966, an increase of 22% compared to $1,381,754.

●	Consolidated clinic revenue from the Company’s INVO Center in Atlanta, Georgia, and fertility clinic in Madison, Wisconsin increased 24% to $1,687,300, compared to $1,362,938.

●	Revenue from all clinics, including both consolidated and equity method clinics, was $2,034,332, an increase of 24% compared to $1,634,912.

●	Net loss increased to $(3.6) million compared to $(2.0) million as a result of the addition of NAYA Therapeutics during the period and the corresponding merger costs.

●	Adjusted EBITDA (see table included) was $(450,908) compared to $(1.0) million in the prior year. Adjusted EBITDA does not include the loss from NAYA Therapeutics, Inc. (“NAYA TX”) or corresponding merger related costs, which, as recently announced, the Company is in the process of divesting a majority stake in.

2024 Financial Highlights (all metrics compared to 2023 unless otherwise noted)

●	Revenue was $6,532,000, an increase of 116% compared to $3,020,575.

●	Consolidated clinic revenue increased 125% to $6,450,431, compared to $2,862,574.

●	Revenue from all clinics was $7,731,177, including both consolidated and equity method clinics, an increase of 78% compared to $4,346,933.

●	Net loss increased to $(9.1) million compared to $(8.0) million as a result of the addition of NAYA Therapeutics and corresponding merger costs.

●	Adjusted EBITDA (see table included) was $(2.2) compared to $(4.9) million.

Management Commentary

“We achieved record revenue during 2024 of $6.5 million, an increase of 116% compared to 2023, thanks to the hard work of our fertility teams at our clinics across the U.S.,” commented Steve Shum, CEO of INVO Fertility. “Importantly, we have dramatically streamlined and improved our fertility-based operating structure to move the Company towards positive cash flow. In fact, Adjusted EBITDA for the fourth quarter of 2024 was the best quarterly period in the Company’s recent history showing an improvement of approximately $570,000 from the comparable period of a year ago.”

“Following our announcement to divest a majority stake in NAYA TX, we have refocused our efforts towards being a fertility company to continue capitalizing on the favorable market trends and recent policy developments that underscore the importance of fertility care. Leveraging the success of our existing three operating fertility centers in Wisconsin, Georgia and Alabama, we are actively pursuing expansion into additional markets. Our planned expansion comes at a pivotal moment given the further declines in the U.S. fertility rate and rising public demand for solutions which are aligned with our objective to expand access to care for patients in need.”

Return to Focus on Fertility Operations

On April 14, 2025, the Company announced its decision to divest a majority stake in NAYA TX. The retained minority position is expected to provide value upside for the Company, assuming the successful clinical development of NAYA TX’s bifunctional antibodies. The revised corporate structure is intended to enable both businesses to focus on their respective opportunities and operations, with the existing management team and board of directors set to lead the INVO Fertility, Inc. public company moving forward. NAYA TX will return to being a privately held biotechnology company led by its management team and board. The final separation is subject to completing definitive transaction documents and key closing conditions, including receipt of necessary approvals.

The global fertility services market is projected to grow driven by rising infertility rates, delayed parenthood, and increasing acceptance of assisted reproductive technologies (ART). In the U.S., the Centers for Disease Control and Prevention reported a 50% increase in ART-conceived births from 2012 to 2021, with ART now accounting for 2.3% of all births.

Use of Non-GAAP Measure

Included in this press release is a reconciliation of Adjusted EBITDA, which does not include the loss from NAYA TX or corresponding merger related costs. Additional financial tables are included in the Company’s 10-K, which can be found on the Company’s website at https://www.invofertility.com/sec-filings/ or at https://www.sec.gov/.

Adjusted EBITDA is a non-GAAP measure. This measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar terms. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

About INVO Fertility

We are a healthcare services fertility company dedicated to expanding assisted reproductive technology (“ART”) care to patients in need. Our principal commercial strategy is focused on building, acquiring and operating fertility clinics, including “INVO Centers” dedicated primarily to offering the intravaginal culture (“IVC”) procedure enabled by our INVOcell® medical device (“INVOcell”) and US-based, profitable in vitro fertilization (“IVF”) clinics. We have two operational INVO Centers in the United States and one IVF clinic. We also continue to engage in the sale and distribution of our INVOcell technology solution into third-party owned and operated fertility clinics. The INVOcell is a proprietary and revolutionary medical device, and the first to allow fertilization and early embryo development to take place in vivo within the woman’s body. The IVC procedure provides patients with a more natural, intimate, and affordable experience in comparison to other ART treatments. We believe the IVC procedure can deliver comparable results at a fraction of the cost of traditional IVF and is a significantly more effective treatment than intrauterine insemination (“IUI”). For more information, please visit www.invofertility.com.

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

INVO Fertility, Inc.
Steve Shum, CEO
978-878-9505
sshum@invobio.com

Investor Contact
Lytham Partners, LLC
Robert Blum
602-889-9700
INVO@lythampartners.com

INVO FERTILITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Revenue:
Clinic revenue	$1,687,300	$1,362,938	$6,450,431	$2,862,574
Product revenue	(1,334)	18,816	81,569	158,001
Total revenue	1,685,966	1,381,754	6,532,000	3,020,575
Operating expenses:
Cost of revenue	957,419	886,750	3,657,766	1,934,437
Selling, general and administrative	3,476,101	1,855,967	9,078,804	7,486,454
Research and development	484,780	5,907	489,660	165,945
Loss on disposal of fixed assets	-	-	511,663	-
Depreciation and amortization	231,810	141,598	919,603	200,894
Total operating expenses	5,150,110	2,890,222	14,657,496	9,787,730
Loss from operations	(3,464,144)	(1,508,468)	(8,125,496)	(6,767,155)
Other income (expense):
Gain (loss) from equity method investment	18,467	(28,160)	9,045	(60,270)
Impairment from equity method joint ventures	-	(89,794)	-	(89,794)
Gain on lease termination	-	-	94,551	-
Loss from debt extinguishment	-	(163,278)	(40,491)	(163,278)
Interest expense	(231,824)	(182,043)	(1,056,360)	(925,909)
Foreign currency exchange loss	-	(4)	-	(420)
Total other income (expense)	(213,357)	(463,279)	(993,255)	(1,239,671)
Loss before income taxes	(3,677,501)	(1,971,747)	(9,118,751)	(8,006,826)
Income taxes	(54,008)	23,035	(22,913)	27,786
Net loss attributable to INVO Fertility, Inc.	$(3,623,493)	$(1,994,782)	(9,095,838)	$(8,034,612)
Common stock warrants deemed dividends	-	-	(250,635)	-
Net loss attributable to common shareholders	(3,623,493)	(1,994,782)	(9,346,473)	(8,034,612)

Net loss per common share:
Basic	$(9.04)	$(9.65)	$(30.19)	$(67.37)
Diluted	$(9.04)	$(9.65)	$(30.19)	$(67.37)
Weighted average number of common shares outstanding:
Basic	401,011	206,761	309,539	119,264
Diluted	401,011	206,761	309,539	119,264

INVO FERTILITY, INC.

Adjusted EBITDA

	Three Months Ended		Year Ended
	December 31		December 31
	2024	2023	2024	2023

Net loss attributable to INVO Fertility, Inc.	$(3,623,493)	$(1,994,782)	$(9,095,838)	$(8,034,612)
Interest expense	145,200	74,174	434,077	205,781
Amortization of debt discount	86,624	107,869	622,283	720,128
Tax expense (benefit)	(54,008)	23,035	(22,913)	27,786
Stock-based compensation	36,010	34,727	1,246,918	344,386
Stock option expense	133,357	144,804	342,728	1,049,109
Non cash compensation for services	45,000	45,000	180,000	180,000
Reserve on other assets receivable	498,592	-	498,592	-
Foreign currency exchange loss	-	4	-	420
Loss on disposal of fixed assets	-	-	511,663	-
Gain on lease termination	-	-	(94,551)	-
Loss from debt extinguishment	-	163,278	40,491	163,278
Impairment on equity method JV	-	89,794		89,794
Depreciation and amortization	231,810	141,598	919,603	200,894
Adjusted EBITDA	$(2,500,908)	$(1,170,499)	$(4,416,947)	$(5,053,036)

NAYA Therapeutics loss	$1,519,000	$-	$1,519,000	$-
Merger-related costs	$531,000	$150,000	$671,000	$150,000
Adjusted EBITDA for fertility business	$(450,908)	$(1,020,499)	$(2,226,947)	$(4,903,036)